Exhibit 10.1

October 20, 2014

Mr. Michael W. Rayden

c/o Tween Brands, Inc.

8323 Walton Parkway

New Albany, OH 43054

Dear Mike:

This retirement agreement and release (“Agreement”) will confirm the terms of your retirement with Tween Brands, Inc. (“Justice”) and resignation from the Boards of Directors (the “Boards”) of Justice and its parent corporation, Ascena Retail Group, Inc. (“Ascena,” and collectively with its subsidiaries (including, without limitation, Justice) the “Company”) on mutually agreeable terms as set forth below. You and the Company are collectively referred to herein as the “Parties.” Capitalized terms used herein without definition have the meaning ascribed to such terms in your employment agreement with Justice, which became effective April 23, 2010 (the “Employment Agreement”).

1. Employment Termination: Your employment will terminate with Justice on January 24, 2015 or such earlier date as mutually agreed to between you and the Company (the date that your employment actually terminates will be referred to in this Agreement as your “Termination Date”). It is mutually understood by the Parties that the termination of your employment on your Termination Date will constitute a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)).

2. Resignation from the Boards and Other Positions: Effective as of your Termination Date, you hereby resign as an officer of Justice, a director of each of the Boards, an officer or director of any affiliate of the Company, from all boards, committees, positions, trusteeships, fiduciary capacities and other offices with the Company and any of its affiliates, and from any positions or offices you hold with any other entities at the direction or request of the Company or any affiliate of the Company. You agree to promptly execute and deliver any instruments or documents as the Company may reasonably request to evidence any such resignation.

3. Transition Period: Provided that you sign and return this Agreement to the Company by November 7, 2014, and provided that you do not revoke this Agreement during the applicable revocation period (as set forth in Section 25 of this Agreement), from the date of this Agreement through your Termination Date (the “Transition Period”), you agree that you will continue to carry out your normal duties in a professional manner. If, during the Transition Period, the Company selects or appoints a successor to your officer position with Justice, you will assist in the transition of your responsibilities and institutional knowledge to your successor. Subject to your continued service and cooperation during the Transition Period, you will be paid your salary through your Termination Date. The Company may, in its sole discretion, require you to perform your duties remotely and not report to the office during any portion of the Transition Period other than to recover any personal effects at a time agreed upon by the Parties.

4. Benefit Continuation: Except as otherwise provided in this Agreement or under applicable law, you will, during the Transition Period, continue to be eligible for coverage under all Company benefit plans in which you are a participant as of the date of this Agreement (the “Company Plans”), in accordance with the terms and conditions of such Company Plans and applicable law.

5. EBITDA Bonus: On the Delayed Payment Date, you will be paid the Termination EBITDA Bonus in a lump sum based on actual results measured from the first day of the Performance Period through your Termination Date. Notwithstanding the foregoing, the Parties agree that, with respect to each semi-annual period occurring from January 24, 2010 through July 26, 2014 (i.e., the last day of the 2014 fiscal year), the portion of the Termination EBITDA Bonus to which you are entitled with respect to all such semi-annual periods is $35,939,000. Such amount shall be subject to adjustment based on any incremental or decremental EBITDA performance for the semi-annual period occurring from July 27, 2014 through January 24, 2015, which shall be pro-rated if your Termination Date occurs before January 24, 2015 and, in all cases, shall be based on actual results as determined by the Compensation Committee of the Board of Directors of Ascena.

6. Rabbi Trust: On your Termination Date, the Company will deposit the Severance Payment (i.e., $9,106,365) into a “rabbi trust” (the “Trust”) established and maintained in accordance with Section 13(b)(2) of the Employment Agreement, solely to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended. The Severance Payment will remain in the Trust until the Delayed Payment Date.

7. Severance: Provided that you sign and return to the Company the Supplemental Release attached to this Agreement, and do not revoke it during the applicable revocation period (as set forth in the Supplemental Release), the Company will pay to you:

1)	a lump sum payment in a gross amount equal to (i) the Severance Payment, plus (ii) any earnings attributable to the investment of the Severance Payment during the Delay Period while the Severance Payment is held in the Trust, plus (iii) an amount equal to the positive difference, if any, between $400,000 and the amount under (ii) (such lump sum payment, the “Aggregate Severance Payment”), which Aggregate Severance Payment shall be made on the Delayed Payment Date; and

2)	a lump sum that is equivalent to the amount that you would have been eligible to receive under the Ascena Retail Group, Inc. Executive 162(m) Bonus Plan (the “Bonus Plan”) for the Fall 2015 semi-annual period if you had remained employed with the Company on the date of the Bonus Plan payments (the “Bonus Payment”), which Bonus Payment will be made to you at the same time that payments to active participants in the Bonus Plan are made.

You acknowledge and agree that the Accrued Amounts, the Termination EBITDA Bonus, the Aggregate Severance Payment and the Bonus Payment (collectively, the “Separation Payments”) are the only payments and benefits payable or that the Company will provide to you upon your separation of service with the Company and that you will not be entitled to any other amounts or benefits in excess of the Separation Payments upon your separation of service with the Company. You understand and agree that absent the release contained in this Agreement and the Supplemental Release, you would not otherwise be entitled to the Aggregate Severance Payment or the Bonus Payment. For the avoidance of doubt, you will not be eligible to receive any payments under Ascena’s 2015, 2016 and 2017 Long-Term Incentive Plans. You will not be required to mitigate the amount of any Separation Payments by seeking other employment or otherwise and no Separation Payment will be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment. Section 21 (Code Section 409A) of the Employment Agreement shall apply to all payments under this Agreement and is incorporated by reference herein.

8. Withholding on Payments: Taxes, applicable withholding and authorized or required deductions will be deducted from all payments to you, including without limitation, the Separation Payments.

9. COBRA: Following your Termination Date, you may elect to continue medical/hospitalization and dental insurance coverage, as applicable, at your own expense pursuant to a federal law known as COBRA. You will receive, under separate cover, information regarding continuing medical/hospitalization and dental insurance coverage pursuant to COBRA.

10. Equity Awards: Any outstanding equity awards granted to you under the Ascena Retail Group, Inc. 2010 Stock Incentive Plan (the “Stock Incentive Plan”), including without limitation, any stock options, shares of restricted stock or restricted stock units (“RSUs”), may vest and, if applicable, will be exercisable as provided under the terms of the Stock Incentive Plan and the terms of the specific grants made to you. Without limiting the foregoing, because you have achieved the “Total Years Test”, as of your Termination Date: (i) any unvested stock options that you hold as of your Termination Date will continue to vest in accordance with the applicable vesting schedule and each of your stock options will remain exercisable for a period of one year following the final vesting date of the applicable stock option award, but not longer than the original term of such stock option; and (ii) any RSUs outstanding on your Termination Date will become immediately vested and you will receive one share of Ascena common stock, par value $0.01 per share, for each vested RSU, in each case, subject to and in accordance with the Stock Incentive Plan and applicable award agreements.

11. Unemployment Insurance: While the Company will not oppose a claim by you for unemployment insurance benefits, you must understand that the State Department of Labor (“DOL”), not the Company, determines whether you are eligible to receive benefits and that you cannot raise any claim against the Company because of information that is provided to the DOL.

12. References: You should direct all reference inquiries to John Pershing, Executive Vice President, Human Resources.

13. Cooperation: After your Termination Date, you agree that you will be available, upon reasonable notice, to respond to questions and provide assistance to the Company regarding any unfinished business, including but not limited to cooperating with the Company with respect to any litigation that may arise relating to matters on which you worked during your employment.

14. General Release of All Claims: In exchange for the Company’s payments of the Aggregate Severance Payment and the Bonus Payment and other consideration as set forth in this Agreement, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns and all other individuals and entities claiming through you, if any (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and each past, present and future subsidiary, division, affiliate and related business entity of the Company and any of its or their predecessors, successors, assigns, assets, employee benefit plans (and the fiduciaries thereof) or funds and past, present and future officers, directors, fiduciaries, trustees, shareholders, employees and agents of the Company, whether acting on behalf of the Company or in their individual capacities (hereinafter collectively referred to as “Releasees”) from any and all liabilities, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses of any kind whatsoever (“Claims”) that may legally be waived by private agreement, known or unknown, which you ever had, now have, or may have against any of the Releasees, including but not limited to those related to your employment, your separation from employment or otherwise, from the beginning of time through the date that you sign this Agreement, except as otherwise specifically stated in this Agreement.

You understand and agree that on behalf of the Releasors you are releasing the Releasees from any and all Claims of the Releasors against the Releasees that may legally be waived by private agreement, including but not limited to Claims for breach of contract, personal injury, wages, benefits, defamation, wrongful discharge, and any and all Claims based on any oral or written agreements or promises, whether arising under statute, including, but not limited to, Claims arising under (i) the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, (ii) the New York State Labor Law; the New York State Whistleblower Statute; the New York Human Rights Law (N.Y. Exec. Law §290 et seq.); and the New York City Human Rights Law (N.Y.C. Admin. Code §8-107), (iii) Ohio Rev. Code Ann. §4112.01 et seq. (prohibiting employment discrimination and retaliation); Ohio Rev. Code Ann. §4113.51 et seq. (prohibiting retaliation for reporting unlawful practices); Ohio Rev. Code Ann. §4123.90 (prohibiting retaliation for asserting workers’ compensation claims); Ohio Rev. Code Ann. §4113.01 et seq. (wage payment law), (iv) New Jersey Law Against Discrimination (N.J.S.A. §§10:5-1 et seq.); New Jersey Family Leave Act (N.J.S.A. §34:11B-1 et seq.); New Jersey Conscientious Employee Protection Act (N.J.S.A. §34:19-1 et seq.); New Jersey Worker Health and Safety Act (N.J.S.A. §34:6A-1 et seq.); New Jersey wage payment law (N.J.S.A. §34:11-1 et seq.); and (v) any other federal, state, local or foreign laws or regulations, contract (express or implied), constitutional provision, common law, tort, public policy or otherwise, from the beginning of time through the date that you sign this Agreement.

You understand and agree that on behalf of the Releasors you are also releasing the Releasees from any and all Claims of the Releasors against the Releasees that may legally be waived by private agreement, including but not limited to Claims for retaliation, and Claims for discrimination or harassment in employment on the basis of race, color, creed, religion, age, national origin, alienage or citizenship, gender, sexual orientation, disability, genetic information, marital status, veteran’s status and any other protected grounds, including, but not limited to, any and all rights and Claims you may have arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the New York State Human Rights Law, and any other federal, state, local or foreign laws or regulations, from the beginning of time through the date that you sign this Agreement.

Notwithstanding the foregoing, nothing contained herein will constitute a release by you of: (i) any of your rights to the receipt of the Separation Payments and the treatment of your equity awards under the Stock Incentive Plan as provided in Section 10; (ii) any Claims that cannot be waived by applicable law, or (iii) any of your rights to indemnification pursuant to any corporate document of the Company, including, without limitation, the Indemnification Agreement entered into between you and the Company dated January 1, 2011 (the “Indemnification Agreement”), or under any applicable directors’ and officers’ liability insurance policies of the Company.

15. No Claims Filed: You agree and covenant not to file any suit, complaint, claim, grievance or demand for arbitration against any of the Releasees, either individually or as a member of a class in any class or collective action, in any court or other forum with regard to any claim, demand, liability or obligation arising out of your service with the Company and/or separation from service. You further represent that no Claims are pending in any court or other forum relating directly or indirectly to your employment with the Company and/or separation from service. You understand that nothing in this Agreement shall be construed to prohibit you from filing a charge with, or participating in any investigation or proceeding conducted by, the National Labor Relations Board, Equal Employment Opportunity Commission, and/or any federal, state, local or foreign agency charged with the enforcement of any employment laws, although by signing this Agreement, you understand that you are waiving your right to receive individual relief based on claims asserted in such a charge or complaint, except where such a waiver is prohibited. You understand that your release of Claims as contained in the Agreement does not extend to any rights you may have under the Fair Labor Standards Act, and/or or under any laws governing the filing of claims for unemployment and/or workers’ compensation benefits.

16. Covenants: You acknowledge and agree that you remain subject to the terms and conditions of Section 14 (Executive Covenants) of the Employment Agreement (which section is incorporated herein by reference), you agree to abide by all of the terms and conditions of such section, and you agree that all of the terms and conditions of such section will survive your employment termination, except that the Company agrees that the non-solicitation provision under Section 14(c) of the Employment Agreement shall not apply with respect to your current administrative assistant at Justice. You further agree that for all purposes of such section, the term “Company” as used therein shall refer collectively to Ascena, Justice and each of their respective subsidiaries and affiliates.

17. Nonadmission of Wrongdoing: By entering into this Agreement, neither you nor any of the Releasees admit any wrongdoing or violation of law.

18. Changes to the Agreement: This Agreement may not be changed unless the changes are in writing and signed by you and the President and CEO of Ascena.

19. Applicable Law; Consent to Jurisdiction: Subject to Section 18 (Arbitration) of the Employment Agreement, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to conflict of law principles thereof. The parties hereby consent to the exclusive jurisdiction of the state courts of the State of Ohio and venue in Franklin County, Ohio.

20. Supplemental Release: On or after, but not before, your Termination Date, you must sign the attached Supplemental Release and return it to John Pershing, Executive Vice President of Human Resources, or his designee, Ascena Retail Group, Inc., 933 MacArthur Boulevard, Mahwah, NJ 07430.

21. Severability: You agree that in the event that any provision of this Agreement is judicially declared to be invalid or unenforceable, only such provision or provisions shall be invalid or unenforceable without invalidating or rendering unenforceable the remaining provisions hereof, which shall remain in full force and effect to the fullest extent permitted by law.

22. Entire Agreement: This Agreement contains the entire agreement between you and the Company and supersedes and replaces any prior agreements or understandings between you and the Company, whether written or oral, including but not limited to the Employment Agreement other than as expressly stated herein. Notwithstanding the foregoing, (i) the Employment Agreement shall remain in full force and effect during the Transition Period and shall govern your employment with Justice during the Transition Period, including without limitation any termination of your employment with Justice prior to the Termination Date due to your death or by Justice for Cause, in which event this Agreement shall be null and void and the terms and conditions of the Employment Agreement shall apply to such termination, and (ii) the Indemnification Agreement shall remain in full force and effect in accordance with its terms and conditions. In the event that your employment is not terminated prior to your Termination Date, then upon your Termination Date the Employment Agreement shall be superseded by this Agreement and become null and void except as expressly stated herein.

23. Waiver: By signing this Agreement, you acknowledge that:

1)	You have carefully read, and understand, this Agreement;

2)	You have been given at least twenty-one (21) days to consider your rights and obligations under this Agreement and to consult with an attorney and/or any other advisors of your choice before signing this Agreement, and agree that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period;

3)	By this paragraph of the Agreement, the Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

4)	You understand that this Agreement is legally binding and by signing it you give up certain rights;

5)	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

6)	You have not relied upon any representation, statement or omission made by any of the Company’s agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those expressly stated in this Agreement;

7)	You knowingly and voluntarily release Releasees from any and all claims you may have, known or unknown, in exchange for the payments and other benefits you have obtained by signing, and acknowledge that these payments and other benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement; and

8)	This Agreement does not waive any rights or claims that may arise after this Agreement is signed.

24. Return of Signed Agreement: You should sign and return this signed Agreement to John Pershing, Executive Vice President of Human Resources, or his designee, Ascena Retail Group, Inc., 933 MacArthur Boulevard, Mahwah, NJ 07430, no later than twenty-one (21) days after the date that you receive this Agreement. If you do not return the signed Agreement to Mr. Pershing or his designee by that date, this Agreement shall be deemed revoked, null, void and of no effect, and you shall have no entitlement to pay, benefits or any consideration as set forth in this Agreement.

25. Effective Date and Revocation Period: You have seven (7) days from the date you sign this Agreement to change your mind and revoke this Agreement. If you do not advise the Company in writing within seven (7) days that you have revoked this Agreement, this Agreement shall be effective, enforceable and binding on all Parties on the eighth (8th) day after you sign it. If you change your mind and revoke this Agreement, you must send written notice of your decision to John Pershing, Executive Vice President of Human Resources, or his designee, Ascena Retail Group, Inc., 933 MacArthur Boulevard, Mahwah, NJ 07430, so that he receives your revocation no later than the eighth (8th) day after you originally signed the Agreement. You should understand that the Company will not be required to make the payments or provide the consideration set forth in this Agreement unless this Agreement becomes effective.

[Signature Page Follows]

Sincerely,

Tween Brands, Inc.

By:	/s/ Gene L. Wexler
Name:	Gene L. Wexler
Title:	SVP, General Counsel

Ascena Retail Group, Inc.
(as successor to The Dress Barn, Inc.)

By:	/s/ David R. Jaffe
David R. Jaffe, President and CEO

ACCEPTED AND AGREED,

/s/ Michael W. Rayden
Michael W. Rayden

SUPPLEMENTAL RELEASE

In exchange for the payments and benefits described in the retirement agreement and release, dated October 20, 2014 (the “Agreement”, terms not otherwise defined herein have the meanings assigned to them in the Agreement), between me, Tween Brands, Inc. (“Justice”) and Ascena Retail Group, Inc. (“Ascena”, and collectively with its subsidiaries, including without limitation Justice, the “Company”), I for myself and for my heirs, executors, administrators, trustees, legal representatives and assigns and all other individuals and entities claiming through me, if any (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and each past, present and future subsidiary, division, affiliate and related business entity of the Company and any of its or their predecessors, successors, assigns, assets, employee benefit plans (and the fiduciaries thereof) or funds and past, present and future officers, directors, fiduciaries, trustees, shareholders, employees and agents of the Company, whether acting on behalf of the Company or in their individual capacities (hereinafter collectively referred to as “Releasees”) from any and all liabilities, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses of any kind whatsoever (“Claims”) that may legally be waived by private agreement, known or unknown, which I ever had, now have, or may have against any of the Releasees, including but not limited to those related to my employment, my separation from employment or otherwise, from the beginning of time through the date that I sign this Supplemental Release, except as otherwise specifically stated in the Agreement or this Supplemental Release.

I understand and agree that on behalf of the Releasors I am releasing the Releasees from any and all Claims of the Releasors against the Releasees that may legally be waived by private agreement, including but not limited to Claims for breach of contract, personal injury, wages, benefits, defamation, wrongful discharge, and any and all Claims based on any oral or written agreements or promises, whether arising under statute, including, but not limited to, Claims arising under (i) the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, (ii) the New York State Labor Law; the New York State Whistleblower Statute; the New York Human Rights Law (N.Y. Exec. Law §290 et seq.); and the New York City Human Rights Law (N.Y.C. Admin. Code §8-107), (iii) Ohio Rev. Code Ann. §4112.01 et seq. (prohibiting employment discrimination and retaliation); Ohio Rev. Code Ann. §4113.51 et seq. (prohibiting retaliation for reporting unlawful practices); Ohio Rev. Code Ann. §4123.90 (prohibiting retaliation for asserting workers’ compensation claims); Ohio Rev. Code Ann. §4113.01 et seq. (wage payment law), (iv) New Jersey Law Against Discrimination (N.J.S.A. §§10:5-1 et seq.); New Jersey Family Leave Act (N.J.S.A. §34:11B-1 et seq.); New Jersey Conscientious Employee Protection Act (N.J.S.A. §34:19-1 et seq.); New Jersey Worker Health and Safety Act (N.J.S.A. §34:6A-1 et seq.); New Jersey wage payment law (N.J.S.A. §34:11-1 et seq.); and (v) any other federal, state, local or foreign laws or regulations, contract (express or implied), constitutional provision, common law, tort, public policy or otherwise, from the beginning of time through the date that I sign this Supplemental Release.

I understand and agree that on behalf of the Releasors I am also releasing the Releasees from any and all Claims of the Releasors against the Releasees that may legally be waived by private agreement, including but not limited to Claims for retaliation, and Claims for discrimination or harassment in employment on the basis of race, color, creed, religion, age, national origin, alienage or citizenship, gender, sexual orientation, disability, genetic information, marital status, veteran’s status and any other protected grounds, including, but not limited to, any and all rights and Claims I may have arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the New York State Human Rights Law, and any other federal, state, local or foreign laws or regulations, from the beginning of time through the date that you sign this Supplemental Release.

Notwithstanding the foregoing, nothing contained herein will constitute a release by me of: (i) any of my rights to the receipt of the Separation Payments and the treatment of my equity awards under the Stock Incentive Plan as provided in Section 10 of the Agreement; (ii) any Claims that cannot be waived by applicable law, or (iii) any of my rights to indemnification pursuant to any corporate document of the Company including, without limitation, the Indemnification Agreement entered into between you and the Company dated January 1, 2011, or under any applicable directors’ and officers’ liability insurance policies of the Company.

I agree and covenant not to file any suit, complaint, claim, grievance or demand for arbitration against any of the Releasees, either individually or as a member of a class in any class or collective action, in any court or other forum with regard to any claim, demand, liability or obligation arising out of my service with the Company and/or separation from service. I further represent that no Claims are pending in any court or other forum relating directly or indirectly to my employment with the Company and/or separation from service. I understand that nothing in this Agreement shall be construed to prohibit me from filing a charge with, or participating in any investigation or proceeding conducted by, the National Labor Relations Board, Equal Employment Opportunity Commission, and/or any federal, state, local or foreign agency charged with the enforcement of any employment laws, although by signing this Agreement, I understand that I am waiving my right to receive individual relief based on claims asserted in such a charge or complaint, except where such a waiver is prohibited. I understand that my release of Claims as contained in the Supplemental Release does not extend to any rights I may have under the Fair Labor Standards Act, and/or or under any laws governing the filing of claims for unemployment and/or workers’ compensation benefits.

I understand that I have seven (7) days from the date I sign this Supplemental Release to change my mind and revoke this Supplemental Release. I understand that if I do not advise the Company in writing within seven (7) days that I have revoked this Supplemental Release, this Supplemental Release shall be effective, enforceable and binding on all Parties on the eighth (8th) day after I sign it. I further understand that if I change my mind and revoke this Supplemental Release, I must send written notice of my decision to John Pershing, Executive Vice President of Human Resources, or his designee, Ascena Retail Group, Inc., 933 MacArthur Boulevard, Mahwah, NJ 07430, so that he receives my revocation no later than the seventh (7th) day after I originally signed this Supplemental Release. I understand that the Company will not be required to make the Severance Payment or the Bonus Payment set forth in the Agreement unless the Agreement, including this Supplemental Release, becomes effective.

Michael W. Rayden	Date